Exhibit 3.2

OMPANIES OFFICE

OFFICE D COMPACN I ES

Certificate of Amendment	Certificat de modification

I certify that the Articles of	Je declare que les statuts de

Snow Lake Resources Ltd.

were amended under The Corporations Act in accordance with the attached Articles effective	ont ete modifies sous le regime de /a Loi sur Jes corporations conformement aux statuts ci-joints prenant effet le

9 NOVEMBER/NOVEMBRE 2020

752692889MC0001
Business Number / Numero d'entreprise

Deputy Director/directeur adjoint
10018421	The Corporations AcU
Registry Number/ Numero de registre	Loi sur les corporations

The Corporations Act ARTICLES OF AMENDMENT

1.	Name of corporation

Snow Lake Resources Ltd.

The corporation certifies that each amendment has been duly authorized pursuant to the requirements of its own Articles, The Corporations Act, and any unanimous shareholder or member agreement.

2.	The articles are amended as follows:

Delete paragraph A of Schedule II attached to the Articles of Incorporation.

Date 11 / 06 / 2020	Signature	Office held CEO - Snow Lake Resources Ltd
Important Notice:

The Corporations Act provides that certain amendments to Articles must be approved by a special resolution of shareholders or members. It also provides that some amendments may be approved by an ordinary resolution of the shareholders or members, or a resolution of the Board of Directors. Additionally, a corporation’s own Articles or a unanimous shareholder or member agreement may require a greater number of votes of directors, shareholders or members to amend the Articles than is required by The Corporations Act.

Form 10

Available in alternate formats upon request